Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, S.V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(336) 389-5513 – Media

Bassett Furniture News Release

Bassett Announces Quarterly Dividend and Actions to Preserve Capital

(Bassett, Va.) – October 16, 2008 – Bassett Furniture Industries Inc. (Nasdaq:BSET) announced today that its Board of Directors declared a quarterly dividend of $0.10 per share payable on December 1, 2008 to shareholders of record on November 17, 2008. The Company has returned over $22 million of capital to its shareholders in fiscal 2008 in the form of a $0.75 special dividend paid in August, its regular quarterly dividend totaling $0.85 paid to date during the year, and its share repurchase program (buying back nearly $4 million in common stock in the first three quarters of fiscal 2008). The source of this return of capital has been the liquidation of a significant portion of the Company’s investment portfolio. In light of unprecedented turmoil in the financial markets, further erosion of home furnishings sales, and general uncertainty regarding the depths to which current economic conditions could worsen, the Company announced that its Board of Directors has decided to suspend making any decision with respect to the $0.50 per share second special dividend that it previously said it intended to make during 2008. The Company expects this decision will be suspended until there is more certainty regarding the timing of redemption of certain portions of the Company’s investment portfolio and there is more stability in the overall retail home furnishings environment.

“Despite these difficult conditions, we remain committed to our core retail strategies, are encouraged by the early results of our new prototype stores, and are confident we can gain market share through this period,” said Robert H. Spilman, Jr., president and chief executive officer. “The actions taken by our board reflect a desire to maintain the strength of our balance sheet, to ensure we stay on solid terms with our lender, and to do what is in the best long-term interests of our shareholders.”

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With approximately 115 Bassett stores, Bassett has leveraged its strong brand name in furniture into a growing network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 750 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third quarter of fiscal 2008, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: delays or difficulties in converting some of Bassett’s non-operating assets to cash; economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission; and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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